UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 7, 2010

IMAGE ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-11071	84-0685613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20525 Nordhoff Street, Suite 200, Chatsworth, California	91311
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 407-9100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.              Regulation FD Disclosure.

On September 7, 2010 (the “Closing”), Image Entertainment, Inc. (“Image”) and its wholly-owned subsidiary Image/Madacy Home Entertainment, LLC (“IMHE”) executed an Asset Purchase Agreement with the effective date of August 31, 2010 (“Purchase Agreement”) with Madacy Entertainment, LP (“Seller”) and Madacy Entertainment US, Inc. (“Madacy US”).  Pursuant to the Purchase Agreement, IMHE purchased Seller’s home video division, consisting of certain DVD inventory, content advances and certain other assets, including the trade name “Madacy Home Video” (collectively, the “Home Video Division”).  Pursuant to a Sublicense Agreement also executed on September 7, 2010 with an effective date of August 31, 2010 (“Sublicense Agreement”), IMHE exclusively sublicensed all of Madacy US’ rights (the “Rights”).

The purchase price for the above transactions includes: (i) the cash payment of US$875,000 on September 8, 2010; (ii) the commitment to make an additional payment of US$350,000 on October 15, 2010; (iii) the commitment to make an additional payment of US$100,000 on or before April 5, 2011; (iv) the issuance of 940,070 shares of unregistered Image common stock valued at US$200,000; (v) a 30% limited liability membership interest in IMHE (“IMHE Minority Interest”); and (vi) the assumption of Seller’s obligations by IMHE under (1) the Replication Services Agreement dated July 28, 2010 with the effective date of July 1, 2010 between Sony DADC US Inc. (“Sony DADC”) and Seller; (2) the Security Agreement dated June 1, 2010 between Sony DADC and Seller; and (vii) the execution of a Guarantee Agreement dated August 31, 2010 by Image in favor of Sony DADC, guarantying all of the obligations of IMHE to Sony DADC pursuant to the Replication Services Agreement and Security Agreement.  The obligations under the Replication Services Agreement include, without limitation, the repayment of a US$2 million advance to Sony DADC pursuant to the terms and conditions of such agreement.

The purchase price is subject to adjustment based on actual closing balances of inventory and content advances, such adjustments to be determined post-closing.  The IMHE Minority Interest is subject to a right of repurchase by Image on August 31, 2013 at a repurchase price calculated as the product of 2.25 times the operating income for four consecutive fiscal quarters ending on or prior to the repurchase date, as determined in accordance with the terms of the Operating Agreement executed on September 7, 2010 with an effective date of August 31, 2010 (“Operating Agreement”), multiplied by the IMHE Minority Interest.  If Image does not repurchase the IMHE Minority Interest on August 31, 2013, then Image is required to repurchase such interest on August 31, 2014 at a repurchase price calculated as the product of 2.75 times the operating income for four consecutive fiscal quarters ending on or prior to the repurchase date, as determined in accordance with the terms of an Operating Agreement.  If Image undergoes a change of control on or prior to August 31, 2013, Seller may opt to have Image repurchase the IMHE Minority Interest substantially based on the formula for a repurchase at August 31, 2013.  In connection with the repurchase of the IMHE Minority Interest, the Sublicense Agreement will terminate and Madacy US will transfer all of its ownership right, title and interest in and to the Rights to IMHE, as such Rights are added to or terminated (with IMHE’s consent) during the period between August 31, 2010 and the date of Image’s repurchase of the IMHE Minority Interest.

In connection with the purchase of the Home Video Division, on September 7, 2010, Image entered into a three year Management Services Agreement with Madacy Entertainment Management LP, and IMHE entered into an Employee Services Agreement with Sonoma Entertainment LP, each of which is effective August 31, 2010.  Pursuant to the Management Services Agreement, Image will pay fees for management services provided by certain employees who oversaw the Seller’s Home Video Division prior to the Closing.  The aggregate management fee is $400,000 per year for each of the three years of the term, payable $100,000 per calendar quarter, subject to adjustment based on IMHE’s operating income as calculated in accordance with the terms and conditions of the Operating Agreement.  Pursuant to the Employee Services Agreement, IMHE agreed to pay approximately CDN$29,000 per month for the services of certain people employed in connection with the Seller’s Home Video Division prior to the Closing who will continue to assist IMHE with the Home Video Division.  The Employee Services Agreement will remain in effect until Image’s repurchase of the 30% Minority Interest.

Unless otherwise required by law, the Company disclaims any obligation to release publicly any updates or any changes in its expectations or any change in events, conditions, or circumstances on which any forward-looking statements are based.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAGE ENTERTAINMENT, INC.

Dated: September 13, 2010	By:	/s/ Michael B. Bayer
Michael B. Bayer
Corporate Secretary